EXHIBIT 99.1

Texada Ventures Inc. Announces Signing of Definitive Earn In Agreement

October 10, 2011 – Manhattan Beach, CA

Texada Ventures Inc. (OTCBB: TXVN) ("Texada") announces that on September 15, 2011, it entered into an Earn In Agreement with Anadolun Madencilik Ltd. Sti. (“Anadolun”), under which Texada can earn a 95% interest in Anadolun’s Karasu Rare Earth Metals Project located on the Black Sea coast in Sakarya Province, Turkey (the “Karasu Property”) upon satisfaction of certain payment obligations.

Texada and Anadolun are now in the final stages of establishing a Turkish holding company to hold the License for the Karasu Property and to facilitate exploration and development of the Karasu Property.

Final closing of the transactions contemplated in the Earn In Agreement is anticipated on or before November 30, 2011.

Texada and Anadolun believe that there may be significant unexploited mineral resources in Turkey and that the heavy mineral sand deposits at the Turkish Black Sea coast are excellent sources of monazite-(Ce) which is known to be rich in economically relevant rare earth elements like neodymium and praseodymium.  These Monazite placer deposits may be economically viable sources of rare earth oxides as they can generally be mined with simple, cost-efficient infrastructure. The barrier for a project’s feasibility is expected to be lower and the time from mine to market much shorter compared to other types of Rare Earth element deposits.

David Brow, CEO of Texada, stated, "We are very pleased to be moving towards becoming active explorers of Rare Earth elements in Turkey."

Specific details of the transaction are available at www.sec.gov on the Form 8-K dated September 15, 2011 filed by Texada.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) the transaction will close; (ii) expectations related to the Karasu Property; (iii) the ability to develop and explore the Karasu Property; and (iv) inferences that the Karasu Property will produce resources similar to those of surrounding properties in the region.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the failure by Texada or Anadolun to satisfy any of the conditions precedent to closing; Texada’s and/or Anadolun’s ability to operate effectively in a competitive industry; risks related to exploration and development of resource properties; risks related to the title of properties in Turkey; political and regulatory risks associated with Turkey and other risks and uncertainties disclosed in Texada’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.  These forward-looking statements are made as of the date of this news release and Texada assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Texada Ventures Inc.
David Brow
Chief Executive Officer
310-720-9029

www.texadaventuresinc.com